Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Resignation of Karen G. Mills from the Board of Directors
MARYSVILLE, Ohio (January 22, 2009) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that Karen G. Mills has resigned from the Board of Directors. Mrs. Mills has been nominated by President Obama to serve as administrator of the Small Business Administration.
Mrs. Mills, a board member since 1994, served as the lead independent director of the board. She was also a member of the Audit Committee and an interim member of the Compensation and Organization Committee.
“I would like to congratulate Karen on this exciting opportunity to further serve American business,” stated Jim Hagedorn, chairman and chief executive officer. “If small business is the engine of economic growth, then President Obama will be well-served to have Karen in this critical role.
“She has been a valued counselor to ScottsMiracle-Gro, particularly in helping us shape and strengthen our long-term growth strategy. We honor her service to the country and would welcome her back to our Board in the future.”
About ScottsMiracle-Gro
With nearly $3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® and Smith & Hawken brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene®, and Substral®. For additional information, visit us at www.scotts.com
Contact:
Investors:
Ashley Gullion
Investor Relations Manager
937-578-5217
Media:
Keri Butler
Director, Public Affairs
937-644-7410